Exhibit (c)(9)

The following exhibit has been edited solely to remove the actual names of the potential bidders.

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[LOGO]

Presentation to the Special Committee of the Board of RRR

Goldman, Sachs & Co.

3-August-2006

Table of Contents

I.	Summary of Proposed Transaction

II.	Standalone Financial Analyses

III.	Pricing Analysis

IV.	Overview of SL Green

Appendix A:	Strategic Alternatives Analyses

Appendix B:	Management Participation Overview

Appendix C:	Negative Premium on Announcement Transactions

Goldman Sachs does not provide accounting, tax, or legal advice.  Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

I.                                                   Summary of Proposed Transaction

Executive Summary

•                  Goldman Sachs and Citigroup ran a competitive sale process starting on July 14, 2006 where eight bidders were invited to participate and the Company received indications from interest from two other bidders.  Six bidders signed confidentiality agreements and five bidders conducted due diligence over a two week period

•                  SL Green initially proposed a bid $42.50 per RRR share / unit, which was subsequently raised to $43.50, with approximately $1.0 billion of consideration comprised of stock and the remainder to be paid in cash

•                  Represents a 10.5% premium to RRR’s Wall Street average NAV(1) and a 16.9% premium to Management’s NAV of approximately $37.20 per share

•                  Represents a 2.6% discount to 7/28/06 stock price but reflects a 3.9% premium to the estimated undisturbed price of $41.86 on 7/12/06(2) and a 5.2% premium to the 30 day average price of $41.37, as of 7/28/06(3)

•                  Represents an implied cap rate on the entire portfolio of 5.0% (with no transaction costs) and 4.8% (with $300mm of assumed transaction costs(4)) based upon 2007E pro rata NOI(5)

•                  We examined SL Green stock as a deal currency and analyzed the impact of price fluctuation in SL Green stock between signing and closing on the consideration received by RRR shareholders

•                  Bidders informed the Company that they had challenges in valuing certain assets.  In response, the Company offered bidders potential acquisition options by Management for those certain assets

•                  We also examined the valuations that Management has placed on certain assets and how that compares to the RRR Net Asset Value.  We performed a market check on those asset valuations to determine whether any other process participants would pay a higher valuation than the offer provided by Management

•                  We also examined the strategic alternative of selling New York City, One Court, Connecticut and Westchester (ex-Eastridge) assets and analyzing how such a restructuring would impact value to shareholders on a going forward basis

(1)       Source:  SNL Datasource and Green Street Advisors.  Excludes Bank of America 7/28/06 updated NAV estimate on the basis that it may reflect significant merger take-out expectations

(2)       Source:  Factset.  Assumes undisturbed price of $41.86 as of 7/12/06, the day before mention of a possible RRR acquisition on Kramer’s “Mad Money” program

(3)       Source:  Factset

(4)       Transaction costs estimates per Management, except debt defeasance costs, which are as per Goldman Sachs

(5)       Budget NOI Per Management

Summary of Proposed Transaction

SL Green

Purchase Price	• $43.50 per share

Consideration	• $31.68 in cash and 0.10387 of a share of SL Green common stock for each RRR common share or RRR OP unit ($31.68 + (0.10387*$113.80))

• No collar

OP Units	• Common units converted into right to receive that amount of merger consideration as if such units were converted into common stock prior to the effective time

• Preferred units to remain outstanding

Restricted Stock	• Restrictions on vesting terminated and awards converted into the right to receive the merger consideration

RSUs / PIUs	• Converted into right to receive that amount of merger consideration as if such units were converted into common stock prior to the effective time

Options	• Options paid the merger consideration with the exercise price being deducted first from the cash portion of the merger consideration

Dividend	• Regular quarterly dividend; stub period dividend reduced by the pro rata amount that shareholders will receive on their SLG shares for that quarter following the closing

Federal Income Tax Treatment	• Taxable

Source:  Bid letter.  Purchase price and exchange ratio indicated verbally by Clifford Chance as of 7/28/06.  Subject to revision

SL Green

Financing	• Wachovia Capital Markets has completed internal approvals to provide debt financing. However this is not a condition to the transaction

• Also anticipate repaying certain indebtedness of RRR

Termination Fee	• Open

Other	• Transaction is not subject to SL Green shareholders’ approval

Source:  Bid letter.  Purchase price and exchange ratio indicated verbally by Clifford Chance as of 7/28/06.  Subject to revision

RRR Price / Volume

Since 7/10/06

[CHART]

Source:  Factset

Total Stock Return

Since 7/10/06

[CHART]

Source:  Factset

Note:  Total returns include dividends.  Comparable Office REIT Index is a market-cap weighted index including AFR, BDN, BXP, CEI, CLI, EOP, MPG, SLG, TRZ, VNO

Historical Forward FFO Multiples

Comparable Office REITs

[CHART]

(1)       Source: Factset, IBES Consensus estimates

Historical Stock Trading Information

RRR

[CHART]

Source:  Factset.  Estimated undisturbed price as of 7/12/06

Shares Traded at Various Prices

RRR Stock Price – March 29, 2006
RRR Stock Price – One Year	(52 Week High) to Current

[CHART]	[CHART]

Source: Factset

II.                                               Standalone Financial Analyses

Preliminary Financial Analyses Overview

Summary

In conducting our preliminary financial analyses, we utilized the following methodologies, based upon Management projections:

•                  Management Net Asset Value Analysis

•                  Wall Street Consensus Net Asset Value Analysis

•                  Trading FFO Multiples Analysis

•                  Three-Year Discounted Cash Flow Analysis

•                  Five-Year Discounted Cash Flow Analysis

Management NAV Analysis

Note:  Pro Forma for Sale of Tranche III to LPT

($ and SF in millions, except per share amounts)

		Pro Rata
	Pro Rata	2007E	Implied	Implied	Gross Asset
Location	Sq. Ft.(1)	Budget NOI(2)	Cap Rate	Price PSF	Value(3)
Connecticut	1.11	$16.3	6.2%	$236.9	$262.4
Long Island	3.58	53.2	6.6%	224.4	802.5
New York City (ex. One Court Square)	3.42	91.2	4.7%	571.6	1,953.5
One Court Square	0.42	9.2	6.0%	363.9	153.0
New Jersey	2.35	34.7	6.0%	246.2	578.4
Eastridge	1.44	15.4	6.5%	164.4	236.8
Westchester (Less Eastridge)	2.20	34.4	5.9%	265.1	583.8
RA AU-LPT(4)	0.82	11.1	7.2%	187.6	154.7
Total Value of Operating Property	15.34	$265.5	5.6%	$308.1	$4,725.0
Plus: Development Properties(5)					$177.9
Plus: Other Assets(5)					376.3
Plus: Value of LPT Management(5)					11.1
Total Gross Real Estate Value					$5,290.3
Less: Total Debt(6)					$(1,874.4)
Less: Preferred Securities					(1.2)
Less: Other Liabilities(1)					(185.0)
Net Asset Value					$3,229.7
Fully Diluted Share Count(7)					86.8
Net Asset Value per Share(8)					$37.20

Footnotes

(1)       Per Management

(2)       2007 Budget NOI per Management

(3)       Per Management NAV

(4)       Pro forma for sale of Tranche III assets to LPT

(5)       Per Management

(6)       Pro forma for sale of Tranche III assets to LPT.  Assumes repayment of One Landmark secured debt with revolver upon maturity in 10/06

(7)       Fully diluted share count includes dilutive impact of options (per Treasury Stock Method) at $43.50.  Share and option count per Management

(8)       NAV per Share does not include estimated transaction expenses

Summary of Research Analysts’ Ratings

		NAV
			Premium / (Discount) to	Target	2006E	2007E
Bank	Stock Rating	Estimate	NAV	Share Price	FFO	FFO	Date

Green Street Advisors	Sell	$40.00	11.7%	$39.65	$2.52	$2.73	7/19/06

Deutsche Bank Securities	Buy	—	—	46.00	2.40	2.70	7/26/06

Banc of America Securities	Buy	47.48	-5.9%	45.00	2.37	2.64	7/28/06

RBC Capital Markets	Buy	40.00	11.7%	42.00	2.37	2.71	7/27/06

J.P. Morgan Securities Inc.	Buy	—	—	—	2.35	2.62	7/24/06

Goldman, Sachs & Co.	Hold	—	—	—	2.34	2.72	5/5/06

Merrill Lynch & Co.	Hold	38.00	17.6%	—	2.27	2.70	5/4/06

Citigroup Investment Research	Sell	39.99	11.7%	—	2.25	2.60	7/24/06

Stifel Nicolaus & Co.	Buy	38.76	15.3%	—	2.24	2.64	6/12/06

Average / Consensus		$40.71	9.8%	$43.16	$2.35	$2.67

Average / Consensus excluding Bank of America estimates		$39.35	13.5%	$42.55	$2.34	$2.68

Source: As per SNL DataSource as per 7/28/06 and Green Street Advisors. Bank of America is excluded from the second mean calculation due to the significant increase in Bank of America’s NAV calculation from $39.25 on 5/5/06 (per SNL Datasource) to $47.48 on 7/28/06 (per SNL Datasource), which accompanied a research piece regarding rumors of a sale of RRR

Management’s Financial Projections

Funds from Operations & Dividends

	2006	2007	2008	2009

FFO Per Share	$2.37	$2.61	$2.75	$2.97

% Growth	—	10.1%	5.4%	8.0%

Dividend Per Share	$1.70	$1.70	$1.77	$1.84

% Growth	—	0.0%	4.0%	4.0%

Sourc:  Management

Base Case Trading FFO Multiple Sensitivity

Based Upon Management Projections – Values Not Discounted to Present

	FFO / Share(1)
Multiple of FFO / Share	2006E	2007E	2008E	2009E	2010E	2011E

	$2.37	$2.61	$2.75	$2.97	$3.12	$3.27

12.0 x	28.44	31.32	33.00	35.64	37.42	39.29

13.0 x	30.81	33.93	35.75	38.61	40.54	42.57

14.0 x	33.18	36.54	38.50	41.58	43.66	45.84

15.0 x	35.55	39.15	41.25	44.55	46.78	49.12

16.0 x	37.92	41.76	44.00	47.52	49.90	52.39

17.0 x	40.29	44.37	46.75	50.49	53.01	55.67

•                       RRR has historically traded at an average multiple of 13.0x over the prior three year period(2)

•                       RRR trades at an undisturbed multiple of 17.8x 2006E FFO and 15.6x 2007E FFO(3)

•                       Comparable Office REIT’s(4) have historically traded at an 11.5x forward multiple over the prior five year period

•                       The current median US Office REIT 2006E FFO multiple is 17.2x and 2007E FFO multiple is 16.3x(5)

(1)       Source:  FFO projections through 2009 as per Company management (excludes LTIP Special Out-performance Award).  For 2010 and 2011, FFO has been grown at an assumed 5.0%, per Management

(2)       Based upon historical 3 year average multiple over the period Q2 2003 to Q2 2006

(3)       Estimated undisturbed price as of July 12, 2006

(4)       Comparable Office REITs include SLG, OFC, RA, EOP, CLI, VNO & BDN.  Historical pricing per Factset

(5)       Source: Factset

Upside Case Trading FFO Multiple Sensitivity

Based Upon Management Projections – Values Not Discounted to Present

	FFO / Share(1)
Multiple of FFO / Share	2006E	2007E	2008E	2009E	2010E	2011E

	$2.37	$2.61	$2.75	$2.97	$3.27	$3.59

12.0 x	28.44	31.32	33.00	35.64	39.20	43.12

13.0 x	30.81	33.93	35.75	38.61	42.47	46.72

14.0 x	33.18	36.54	38.50	41.58	45.74	50.31

15.0 x	35.55	39.15	41.25	44.55	49.01	53.91

16.0 x	37.92	41.76	44.00	47.52	52.27	57.50

17.0 x	40.29	44.37	46.75	50.49	55.54	61.09

•                       RRR has historically traded at an average multiple of 13.0x over the prior three year period(2)

•                       RRR trades at an undisturbed multiple of 17.8x 2006E FFO and 15.6x 2007E FFO(3)

•                       Comparable Office REIT’s(4) have historically traded at an 11.5x forward multiple over the prior five year period

•                       The current median US Office REIT 2006E FFO multiple is 17.2x and 2007E FFO multiple is 16.3x(5)

(1)       Source:  FFO projections through 2009 as per Company management (excludes LTIP Special Out-performance Award).  For 2010 and 2011, FFO has been grown at an assumed 10.0%, per Management

(2)       Based upon historical 3 year average multiple over the period Q2 2003 to Q2 2006

(3)       Estimated undisturbed price as of July 12, 2006

(4)       Comparable Office REITs include SLG, OFC, RA, EOP, CLI, VNO & BDN.  Historical pricing per Factset

(5)       Source: Factset

Illustrative Discounted Cash Flow Analysis

3-Year – Based Upon Management Projections

Three-Year Discounted Cash Flow to Investors	2007	2008	2009

Projected Dividends / Share(1)	$1.70	$1.77	$1.84

2009E FFO / Share(2)			2.97

	Discount Rate
Multiple of 2009E FFO / Share	7.0%	8.0%	9.0%	10.0%	11.0%

12.0 x	$33.72	$32.84	$31.99	$31.16	$30.37

13.0 x	36.15	35.20	34.28	33.39	32.54

14.0 x	38.57	37.56	36.57	35.63	34.71

15.0 x	41.00	39.91	38.87	37.86	36.88

16.0 x	43.42	42.27	41.16	40.09	39.06

17.0 x	45.85	44.63	43.45	42.32	41.23

(1)       Source:  Management.  Assumes a 4.0% dividend growth rate per year, starting in 2008 (per Management)

(2)       Source:  Management.  Excludes recognition of LTIP Special Out-performance Award

5-Year – Base Case per Management

Five-Year Discounted Cash Flow to Investors	2007	2008	2009	2010	2011

Projected Dividends / Share(1)	$1.70	$1.77	$1.84	$1.91	$1.99

2011E FFO / Share(2)					3.27

	Discount Rate
Multiple of 2011E FFO / Share	7.0%	8.0%	9.0%	10.0%	11.0%

12.0 x	$35.52	$34.05	$32.65	$31.32	$30.07

13.0 x	37.86	36.28	34.78	33.36	32.01

14.0 x	40.19	38.50	36.91	35.39	33.95

15.0 x	42.53	40.73	39.03	37.42	35.90

16.0 x	44.86	42.96	41.16	39.46	37.84

17.0 x	47.20	45.19	43.29	41.49	39.78

(1)       Source:  Management.  Assumes a 4.0% dividend growth rate per year, starting in 2008 (per Management)

(2)       Source:  Company management.  Excludes recognition of LTIP Special Out-performance Award.  FFO projections beyond 2009 estimated by applying a 5.0% growth rate, per Management

5-Year – Upside Case per Management

Five-Year Discounted Cash Flow to Investors	2007	2008	2009	2010	2011

Projected Dividends / Share(1)	$1.70	$1.77	$1.84	$1.91	$1.99

2011E FFO / Share(2)					3.59

	Discount Rate
Multiple of 2011E FFO / Share	7.5%	8.5%	9.5%	10.5%	11.5%

12.0 x	$37.44	$35.89	$34.41	$33.01	$31.69

13.0 x	39.95	38.28	36.69	35.19	33.77

14.0 x	42.45	40.67	38.98	37.38	35.86

15.0 x	44.95	43.06	41.26	39.56	37.94

16.0 x	47.46	45.45	43.54	41.74	40.03

17.0 x	49.96	47.84	45.83	43.92	42.11

(1)       Source:  Management.  Assumes a 4.0% dividend growth rate per year, starting in 2008 (per Management)

(2)       Source:  Company management.  Excludes recognition of LTIP Special Out-performance Award.  FFO projections beyond 2009 estimated by applying a 10% growth rate, per Management

III. Pricing Analysis

Pricing Analysis

Summary

In addition to the standalone financial analyses, the Committee should also consider the following to understand what prices a potential buyer would consider paying for the Company:

•                  Premium Analysis

•                  Implied Cap Rate by Market Analysis

•                  Comparable Transactions Analysis

Transaction Premium Analysis

Proposed	Estimated	Proposed
Current	Transaction	Undisturbed	Transaction
(7/28/06)(1)	$43.50	(7/12/06)(2)	$43.50

Stock Price	$44.68	-2.6%	$41.86	3.9%
30-Day Average	41.37	5.2%	39.95	8.9%
90-Day Average	40.98	6.2%	41.15	5.7%
180-Day Average	40.07	8.6%	39.55	10.0%
One-Year Average	38.11	14.2%	37.68	15.4%

Street Average NAV(3)	$40.71	6.9%	$39.00	11.5%
Street Average NAV(3) excluding Bank of America estimates	39.35	10.5%	38.94	11.7%
Green Street NAV	40.00	8.7%	39.00	11.5%

RRR Management NAV	$37.20	16.9%	$37.20	16.9%

RRR 2007E FFO Multiple(4)	17.1	x	16.7	x	16.0	x	16.7	x
Mean 2007E FFO Multiple (Office REIT Index)(5)	16.2	x	15.7	x

(1)       Based on closing price of $44.68 as of July 28, 2006

(2)       Estimated undisturbed date as of July 12, 2006 - $41.86 per share

(3)       Street NAV as of July 7, 2006

(4)       Based on management estimate for 2007 FFO / share of $2.61

(5)       Mean 2007E undisturbed FFO multiple as of July 14, 2006

Estimated Transaction Pricing Metrics

Assumes $43.50 per RRR Share – Budget NOI

($ and SF in millions)

				Estimated Real Estate Value
				Estimated			PSF with	2007E Implied Cap		2008E Implied Cap
	Pro Rata	Budget		RE Value	Transaction	Adjusted	Trans.	Rate		Rate
Location	Sq. Ft.(1)	2007E NOI(2)	2008E NOI(2)	Pre Costs	Costs(3)	RE Value	Cost	No Trans	W Trans.	No Trans	W Trans.

Connecticut(4)	1.11	$16.3	$18.3	$332.3	$17.0	$349.3	$315.4	4.90%	4.66%	5.50%	5.23%

Long Island(5)	3.58	53.2	55.2	870.0	44.6	914.6	255.8	6.11%	5.82%	6.34%	6.03%

New York City (exclusive of One Court Square)	3.42	91.2	106.1	2,350.0	120.4	2,470.4	722.8	3.88%	3.69%	4.52%	4.30%

One Court Square(6)	0.42	9.2	9.3	180.0	9.2	189.2	450.0	5.10%	4.85%	5.15%	4.90%

New Jersey(5)	2.35	34.7	43.2	570.0	29.2	599.2	255.1	6.08%	5.78%	7.58%	7.21%

Eastridge(5)	1.44	15.4	21.6	265.0	13.6	278.6	193.4	5.81%	5.53%	8.14%	7.75%

Westchester (Less Eastridge)(4)	2.20	34.4	38.7	571.5	29.3	600.8	272.9	6.03%	5.73%	6.78%	6.45%

RA AU-LPT(5)	0.82	11.1	11.6	153.2	7.8	161.0	195.2	7.24%	6.89%	7.59%	7.22%

Total and Weighted Average	15.34	$265.5	$304.0	$5,291.9	$271.0	$5,563.0	$362.7	5.02%	4.77%	5.74%	5.46%
Other Assets per Management NAV(7)				$565.3	$29.0	$594.2

Total Gross Asset Value				$5,857.2	$300.0	$6,157.2

(1)       Per Management estimates

(2)       2007 Budget NOI as provided by Management

(3)       Estimated Transaction Costs as per Management, except debt defeasance costs which are as per Goldman Sachs estimates

(4)       RE value in Connecticut per Goldman Sachs estimates based upon indications of value from bidders.  Westchester (Less Eastridge) allocated pro rata based on implied RE value at $43.50 per share and indications of value on all other segments

(5)       Per Management’s proposed valuation

(6)       New York City and One Court value based off of indications of value from bidders

(7)       Other Assets per Management

Assumes $43.50 per RRR Share – DYNA NOI

($ and SF in millions)

				Estimated Real Estate Value
				Estimated			PSF with	2007E Implied Cap		2008E Implied Cap
	Pro Rata	DYNA		RE Value	Transaction	Adjusted	Trans.	Rate		Rate
Location	Sq. Ft.(1)	2007E NOI(2)	2008E NOI(2)	Pre Costs	Costs(3)	RE Value	Cost	No Trans	W Trans.	No Trans	W Trans.

Connecticut(4)	1.11	$16.5	$18.8	$332.3	$17.0	$349.3	$315.4	4.95%	4.71%	5.67%	5.39%

Long Island(5)	3.58	52.8	56.5	870.0	44.6	914.6	255.8	6.07%	5.78%	6.49%	6.18%

New York City (exclusive of One Court Square)	3.42	98.1	115.3	2,350.0	120.4	2,470.4	722.8	4.18%	3.97%	4.91%	4.67%

One Court Square(6)	0.42	9.2	9.3	180.0	9.2	189.2	450.0	5.10%	4.85%	5.15%	4.90%

New Jersey(5)	2.35	34.8	44.2	570.0	29.2	599.2	255.1	6.11%	5.81%	7.76%	7.38%

Eastridge(5)	1.44	15.5	22.7	265.0	13.6	278.6	193.4	5.86%	5.57%	8.56%	8.14%

Westchester (Less Eastridge)(4)	2.20	35.1	39.5	571.5	29.3	600.8	272.9	6.14%	5.84%	6.91%	6.57%

RA AU-LPT(5)	0.82	10.9	11.8	153.2	7.8	161.0	195.2	7.13%	6.78%	7.73%	7.35%

Total and Weighted Average	15.34	$272.9	$318.2	$5,291.9	$271.0	$5,563.0	$362.7	5.16%	4.91%	6.01%	5.72%
Other Assets per Management NAV(7)				$565.3	$29.0	$594.2

Total Gross Asset Value				$5,857.2	$300.0	$6,157.2

(1)       Per Management estimates

(2)       2007 DYNA NOI per the DYNA files in the electronic dataroom, which were provided by Management in the sales process

(3)       Estimated Transaction Costs as per Management, except debt defeasance costs which are as per Goldman Sachs estimates

(4)       RE value in Connecticut per Goldman Sachs estimates based upon indications of value from bidders.  Westchester (Less Eastridge) allocated pro rata based on implied RE value at $43.50 per share and indications of value on all other segments

(5)       Per Management’s proposed valuation

(6)       New York City and One Court value based off of indications of value from bidders

(7)       Other Assets per Management

Recent Selected REIT Transactions

AMLI
Pan Pacific	Bedford	Town &	Centerpoint	Residential
Bid at	Retail	Heritage	Trizec	CarrAmerica	Property	Country	Properties	Properties	CRT
$43.50	Properties	Properties	Properties	Realty	Investors	Arden Realty	Trust(1)	Trust	Trust	Properties

Announcement Date	7/10/2006	7/10/2006	6/5/2006	3/6/2006	2/10/2006	12/22/2005	12/19/2005	12/7/2005	10/24/2005	6/17/2005

Premium on Announcement(2)	-2.6%	0.0%	3.3%	17.9%	8.9%	10.5%	-3.7%	35.1%	9.6%	20.7%	15.4%

Premium to 30-day Average(2)	5.2%	3.7%	7.2%	21.1%	17.3%	18.2%	-1.3%	35.1%	10.0%	19.9%	19.4%

Premium to 90-day Average(2)	6.2%	4.6%	0.3%	19.3%	25.3%	19.0%	7.9%	40.1%	15.3%	20.1%	22.7%

Premium to 52-Week High(2)	-6.2%	-5.1%	-10.2%	10.1%	7.9%	9.9%	-4.0%	31.4%	0.1%	13.0%	15.4%

Premium to Street Average NAV(3)	6.9%	-1.2%	-7.9%	12.7%	17.4%	27.1%	17.0%	33.8%	42.4%	2.0%	15.8%

Premium to Street Average NAV (Excluding 7/28/06 BOA Report)(3)	10.5%	-1.2%	-7.9%	12.7%	17.4%	27.1%	17.0%	33.8%	42.4%	2.0%	15.8%

Premium to Green Street NAV(4)	8.7%	3.6%	-6.8%	7.4%	11.2%	NA	10.4%	24.7%	57.2%	2.0%	NA

Implied Forward FFO Multiple(5)	16.7	x	17.5	x	13.3	x	17.7	x	17.0	x	17.3	x	17.7	x	21.0	x	17.9	x	17.9	x	13.6	x

Implied Nominal Cap Rate(6)	5.0%	NA	NA	5.6%	6.2%	6.4%	6.0%	NA	NM	6.0%	7.8%

(1)       Town and Country premiums based on final purchase price

(2)       Source: FactSet.  RRR data based on closing prices on July 28, 2006

(3)       Source: SNL DataSource & Green Street Advisors as of 7/28/06.  Bank of America is excluded from the second NAV mean calculation due to the significant increase in Bank of America’s NAV calculation from $39.25 on 5/5/06 (per SNL Datasource) to $47.48 on 7/28/06 (per SNL Datasource), which accompanied a research piece regarding rumors of a sale of RRR

(4)                               Per Green Street Advisors research reports

(5)       Based on 2006 IBES median forward FFO estimates at the time of announcement, except RRR 2006E FFO which is as per Management

(6)       As per Green Street Research Report, except Bid at $43.50, which is based upon Management 2007E NOI estimate

Comparable Office REIT Transactions

	RRR	Trizec	CarrAmerica	Arden
Announcement Date	TBD	6/5/06	3/6/06	12/22/05

Markets(1)	NYC: 49%	New York: 18%	Washington D.C.: 23%	Southern California: 100%
	Long Island: 17%	Los Angeles: 14%	Northern California: 23%
	Westchester:15%	Washington D.C.: 13%	Southern California: 15%
	New Jersey: 11%	Other: 55%	Other: 39%
Connecticut: 6%
Other: 2%

Implied Cap Rate	5.0% (2007 Bdgt. NOI)	5.6%	6.2%	6.0%
5.2% (2007 DYNA NOI)

Price PSF(2)	$340	$251	$235	$255

Consideration	23% Stock / 77% Cash	100% Cash	100% Cash	100% Cash

Buyer	SL Green	Brookfield / Blackstone	Blackstone	GECC

(1)       RRR market distribution based on pro rata share of value.  Trizec, CarrAmerica and Arden market distributions based off of pro rata share of SF

(2)       Per Green Street Advisors.  RRR price PSF and implied cap rate per management NOI and does not allocate estimated transaction expenses

IV. Overview of SL Green

SL Green Summary

SLG

•                  Strategic Rationale:  Taking SLG stock would increase RRR shareholders’ exposure to the high-demand Midtown market

•                  According to Green Street Advisors, Midtown conditions are “near perfect” and are expected to be over the next 12-24 months because of “limited new construction, voracious tenant demand, and the ‘need’ for certain tenants to be located in Midtown no matter what the rent.”(2)

•                  Increasing exposure to Midtown Manhattan could increase tenant synergies with key RRR suburban markets

•                  RRR shareholders would have a meaningful ownership interest in NewCo due to SLG’s relative enterprise value

•                  Consideration:  Increases exposure to a single office market, which could have an increased impact on RRR shareholders should Midtown office conditions deteriorate

•                  Trading summary:

•                  Currently trades at 24.7x 2006E FFO and 22.7x 2007E FFO (vs. peer group at 17.2x 2006E FFO and 16.3x 2007E FFO)(3)

•                  Trading at a 12.0% premium to Wall Street consensus NAV of $101.57(4)

•                  Wall Street analysts have a mean target share price of $116.23 with a mixture of “Buy” and “Hold” ratings

•                  YTD total return of 50.7%, which compares to 26.7% for RRR, 18.2% for the MSCI REIT Index and 24.7% for a index of comparable office REITs(5)

SL Green Geographic Concentration(1)

[CHART]

Pro Forma Geographic Concentration

[CHART]

(1)       Geographic Concentration by 2007E NOI.  SLG per IBES Consensus, RA per Management

(2)       Green Street Research: July 26, 2006 note on SL Green

(3)       Source:  Factset

(4)       Source:  SNL Datasource, Factset

(5)       Office REIT Index is a market-cap weighted index including AFR, BDN, BXP, CEI, CLI, EOP, MPG, SLG, TRZ, VNO

SLG Stock Sensitivity Analysis(1)

SL Green

Total Consideration per RRR Share at Closing
Transaction Price at Signing

Assumed Movement in SLG Stock Price	$43.50

-30.0%	$40.02
-20.0%	41.18
-10.0%	42.34
0.0%	43.50
10.0%	44.66
20.0%	45.82
30.0%	46.98

Premium to Street Average NAV at Closing(2)
Transaction Price at Signing

Assumed Movement in SLG Stock Price	$43.50
.
-30.0%	1.7%
-20.0%	4.7%
-10.0%	7.6%
0.0%	10.5%
10.0%	13.5%
20.0%	16.4%
30.0%	19.4%

(1)       Note:  Assumes consideration of $1.0 bn of SLG stock and the remainder of the consideration of cash

(2)       Source:  SNL Datasource and Green Street Advisors.  Based upon Wall Street Equity Analyst average NAV of $39.35 per share, as of 7/28/06.  Bank of America is excluded from this mean calculation due to the significant increase in Bank of America’s NAV calculation from $39.25 on 5/5/06 (per SNL Datasource) to $47.48 on 7/28/06 (per SNL Datasource), which accompanied a research piece regarding rumors of a sale of RRR

Annualized Total Returns(1)

RRR vs. Comparables

Periods Ending 7/28/06

[CHART]

(1)       Source:  Factset.  Includes reinvestment of dividends

(2)       Office REIT Index is a market-cap weighted index including AFR, BDN, BXP, CRE, CEI, CLI, EOP, MPG, SLG, TRZ, VNO

Summary of Research Analysts’ Ratings

SLG

		NAV
			Premium / (Discount) to	Target	2006E	2007E
Bank	Stock Rating	Estimate	NAV	Share Price	FFO	FFO	Date
Merrill Lynch & Co.	Buy	$117.97	-3.5%	$125.00	$4.63	$5.57	7/25/06
Goldman Sachs	Buy	—	—	125.00	4.63	5.05	7/26/06
Deutsche Bank Securities	Hold	—	—	—	4.61	4.85	7/26/06
Banc of America Securities	Buy	122.28	-6.9%	118.00	4.60	5.03	7/26/06
Stifel Nicolaus & Co.	Buy	110.17	3.3%	123.00	4.60	5.00	7/26/06
Wachovia Securities LLC	Hold	90.84	25.3%	110.00	4.60	5.02	7/25/06
Citigroup	Buy	88.65	28.4%	101.00	4.60	5.00	7/26/06
UBS Securities LLC	Hold	92.73	22.7%	115.00	4.59	4.98	7/11/06
A.G. Edwards Inc.	Hold	86.67	31.3%	—	4.55	4.98	4/26/06
J.P. Morgan Securities Inc.	Buy	—	—	—	4.55	5.10	7/25/06
Raymond James Financial Inc.	Buy	99.35	14.5%	120.00	4.55	5.03	7/26/06
RBC Capital Markets	Hold	104.00	9.4%	107.00	4.53	4.89	7/26/06
Green Street Advisors	Hold	103.00	10.5%	118.34	4.55	5.43	7/26/06
Average / Consensus		$101.57	12.0%	$116.23	$4.58	$5.07

Source:  As per SNL DataSource and Green Street Advisors as of July 28, 2006

Shareholder Information

SLG

Top 10 Institutional Buyers

Rank	Investor Name		Current Position
1	ABP Investments U.S., Inc.		2,466,500
2	EARNEST Partners, LLC		2,245,189
3	Vanguard Group, Inc.		2,204,438
4	Barclays Global Investors, N.A.		2,003,555
5	ING Clarion Real Estate Securities		1,861,267
6	INVESCO Capital Management Inc.		1,535,645
7	Davis Selected Advisers, L.P.		1,507,678
8	Morgan Stanley Investment Management Inc. (US)		1,306,317
9	Cohen & Steers Capital Management Inc.		1,299,976
10	Principal Global Investors (Equity)		1,098,592
	Other Institutional Buyers		26,099,517
	Subtotal Institutional Buyers		43,628,674

Top 10 Insider Holders

Rank	Insider	Relationship	Direct Holdings
1	Holliday Marc	Chief Executive Officer	443,000
2	Peck Nancy A	Executive Vice President	182,720
3	Green Stephen L	Chairman of the Board	142,965
4	Mathias Amdrew W	Chief Investment Officer	125,750
5	Nettina David J	Other Officer	57,830
6	Hughes Gregory F	Chief Financial Officer	38,012
7	Nocera Gerard T	Chief Operating Officer	28,126
8	Levine Andrew S	Officer	19,000
9	Burton Edwin Thomas III	Director	13,788
10	Feldman Benjamin P	Director	8,600
	Other Institutional Buyers	—	3,616
	Subtotal Insider Buyers	—	1,063,407

Individual Holders

Individual			Current Position
Subtotal Individual Holders			3,203,919

Total SLG Shares			47,896,000

Type of Institutional Shareholders

[CHART]

Source: Thomson One and Factset.  Highlighted institutional investors represent crossover with top 10 institutional shareholders in RRR, per Thomson One

Board of Directors(1)

SL Green

Name	Position	Biography
Stephen L Green	Chairman of the Board

Stephen L. Green has served as the Chairman of the Board of Directors, and Chief Executive Officer of the company since 1997. Mr. Green founded S.L. Green Real Estate in 1980. Mr. Green is a Governor of the Real Estate Board of New York and an at-large member of the Executive Committee of the Board of Governors of the Real Estate Board of New York. Green received a B.A. degree from Hartwick College and a J.D. degree from Boston College Law School

Marc Holliday	CEO and President

Mr. Holliday joined the Company in 1998 as Chief Investment Officer. In 2001 he was promoted to President, and since 1994 has also been CEO. Holliday is a former Managing Director and Head of Direct Originations for Capital Trust (NYSE: CT) and he received a Bachelor of Science degree in Business and Finance from Lehigh University in 1988, as well as a Master of Science Degree in Real Estate Development from Columbia University in 1990

John H. Alschuler, Jr	Director

Mr. Alschuler has served as a director since 1997 and serves as a member of the Audit, Executive and Nominating and Corporate Governance Committees. He is also Chairman of the Compensation Committee for SL Green’s Board of Directors. Alschuler is also the President of the consulting firm Hamilton, Rabinowitz & Alschuler Inc.

John S. Levy	Director

Mr. Levy has served as a director since 1997 and serves as a member of the Audit and Compensation Committees and as Chairman of the Nominating and Corporate Governance Committee. He was associated with Lehman Brothers Inc. from 1983 until 1995. There he served as Managing Director and Chief Administrative Officer of the Financial Services Division, Senior Executive Vice President and Co-Director of the International Division, and Managing Partner of the Equity Securities Division

Edwin Thomas Burton III	Director

Mr. Burton has served as a director since 1997 and serves as Chairman of the Audit Committee. He is a member of the Compensation and Nominating and Corporate Governance Committees. Mr. Burton is a member of, and from 1997 until March 2001 served as Chairman of the Board of Trustees of, the Investment Advisory Committee of the Virginia Retirement System for state and local employees of the Commonwealth of Virginia. From 1998 to 2004 he served as a director of Virginia National Bank and also as Senior Vice President, Managing Director and member of the Board of Directors for Interstate Johnson Lane, Inc. as well as President of Rothschild Financial Services, Inc. Mr. Burton has also held various teaching positions at York College, Rice University and Cornell University

(1)                               Source: SL Green 2005 Annual Report

Appendix A: Strategic Alternatives Analyses

Executive Summary

We have been asked to analyze the impact of restructuring RRR by selling New York City, One Court Square, Connecticut and Westchester (excluding Eastridge) assets with the goal of having the Company emerge as a suburban-focused company

•                  Execution of portfolio repositioning involves the following steps

•                  Liquidate New York City, One Court Square, Connecticut and Westchester (Less Eastridge)

•                  Return portion of the proceeds to shareholders via special dividend

•                  Restructuring balance sheet to maintain approximately 40% leverage pro forma

•                  Manage headcount to bring G&A in line with reduced footprint

•                  Benefits of creating a suburban-focused company include

•                  Monetizes midtown Manhattan office assets at historically low cap rates, which are driven by significant market demand and supply constraints

•                  Preserves RRR as a going concern and may preserve potential upside for shareholders

•                  Provides substantial capital to re-deploy or return to shareholders

Issues to Consider

•                  Transaction costs(1)

•                  Tax costs to shareholders due to the potential triggering of capital gain taxes at the shareholder level(2)

•                  Corporate morale and employee efficiency could be impacted

•                  Challenges in retaining and attracting talented people

•                  Friction costs

•                  Market perception of NewCo

•                  Risk of FFO multiple compression with the shift to a suburban-focused strategy

•                  Fixed costs associated with public company reporting and legal requirement

(1)                               As per Goldman Sachs estimates:  1.0% selling costs for New York City Assets.  Assumes payment of transfer taxes by buyer

(2)                               Capital gains taxes may be triggered based upon a tax basis in NYC/One Court of $1.1 bn (per Company)

Illustrative NewCo Valuation

Per Management

($ in millions, except per share amounts)

	Base		Upside
Net Proceeds from Asset Sale
Gross Proceeds from Asset Sale(1)	$3,350.0		$3,400.0
Less: Repayment of Debt	1,388.6		1,388.6
Equals: Est. Net Proceeds to Shareholders from Asset Sale(2)	1,961.4		2,011.4
Fully Diluted Shares(3)	86.8		86.8
Subtotal: Est. Net Proceeds per Share from Asset Sale(3)	$22.59		$23.17

Remaining Value of NewCo
Operating Income from Properties & Notes(4)	138.9		148.2
Est. Funds from Operation	76.3		85.6
Fully Diluted Shares(3)	86.8		86.8
Est. NewCo FFO per Share	$0.88		$0.99
Times: Estimated FFO Multiple(5)	12.0	x	14.0	x
Subtotal: Est. Market Value of NewCo	$10.55		$13.80

Total Value to RRR Shareholders from Strategic Alternative	$33.14		$36.97

Approx. NewCo Total Debt / Total Assets at Closing(6)	40.0%		40.0%

Footnotes

($ in millions, except per share amounts)

(1)          Estimated Gross Proceeds from sale of NYC, One Court, Connecticut and Westchester Assets (ex-Eastridge) per  indications of interest from bidders

(2)          Proceeds to shareholders based upon gross proceeds less cash set aside to repay debt to bring pro forma leverage to approx. 40%

(3)          Fully Diluted Share count per Management and assumes share price of $43.50 and impact of in-the-money options

(4)          Utilizes 2008 projections as there is significant repositioning in 2007.  2008 Base case property Net Operating Income per Management budget.  2008 Upside case utilizes DYNA Net Operating Income in the dataroom

(5)          Estimated FFO Multiple based upon estimated range on suburban office comparables

(6)          Assumes proceeds from asset sale that are not distributed to shareholders are used to reduce debt to approx. 40% pro forma LTV

NewCo:  Comparable Companies

New York City versus Suburban Assets

($ in millions)

	Closing	% of 52								FFO
	Price	Week	Dividend	Enterprise	Net Debt +	FFO Multiples(1)				Growth
	07/28/06	High	Yield	Value (EV)	Preferred / EV	2006E		2007E		‘06E-’07E
Suburban Comparables
Liberty Property	46.92	95.8	5.2	6,747	35.8	14.9		14.3		4.4
Glenborough Realty Trust	22.42	98.7	4.9	1,664	52.7	14.0		13.2		6.2
Mack-Cali Realty	48.65	100.0	5.2	5,964	36.5	13.5		13.6		(1.0)
Brandywine Realty	32.14	98.3	5.5	6,123	50.1	12.8		12.2		4.8
Parkway Properties	46.13	86.1	5.6	1,421	53.3	11.3		11.3		0.2
High		100.0%	5.6%	$6,747	53.3%	14.9	x	14.3	x	6.2%
Mean		95.8%	5.3%	$4,384	45.7%	13.3	x	12.9	x	3.0%
Median		98.3%	5.2%	$5,964	50.1%	13.5	x	13.2	x	4.4%
Low		86.1%	4.9%	$1,421	35.8%	11.3	x	11.3	x	(1.0)%

Source: Latest publicly available financial statements

(1) All projected FFO estimates have been calendarized. FFO numbers based on IBES median estimates

Appendix B: Management Participation Overview

Summary of Process

Expressions of Interest	Confi Signed / Received Information Package	Submitted Proposal

Bidder A	Bidder A	SL Green

Bidder B	Bidder B	• Initial bid of $42.50

Bidder C	Bidder C	• Subsequent bid of $43.50

Bidder M	SL Green	• 27% Stock / 73% cash

Bidder I	Bidder K	Bidder K

Bidder G	Bidder D	• $42.50 per share

Bidder L	Bidder I(1)	• 50% Stock / 50% cash(2)

Bidder E		Bidder K (NYC & One Court)

SL Green		• $2.4 billion New York City

Bidder F		• $210mm - $220mm One Court

Bidder K

Bidder D

(1)       Received confidential information on Stanford, CT properties only

(2)       Initial bid of $42.50 at 25% Cash / 75% Stock was subsequently altered to $42.50 at 50% Cash / 50% Stock

Management Participation Overview

•                  During the course of the due diligence period potential bidders expressed their concern about certain pieces of the RRR portfolio

•                  In response, the Company offered bidders potential acquisition options by Management for those certain assets

•                  Management has expressed an interest in acquiring or joint venturing the following assets:

•                  Long Island:

•                  Operating properties

•                  Development assets

•                  Long Island mezzanine notes

•                  Eastridge (Westchester, NY) operating properties

•                  New Jersey:

•                  Operating properties

•                  Development assets

•                  LPT Land (25% Share)

•                  Other Assets

•                  Capelli Related Notes

•                  RSVP Joint Venture

•                  LPT Management Company

•                  Goldman Sachs subsequently approached those parties who had participated in the process to determine if they were willing to team up with Bidder K to purchase the RRR assets excluding New York City and One Court

•                  Such conversations did not yield sufficient interest or valuation levels that would create proceeds equal to or greater than $43.50 per share, when combined with the Bidder K bid for New York City and One Court

Management’s Valuation

Management’s Indications of Value – Budget NOI

	Purchase	Purchase	Budget	Budget
	Value Including	Value Including	2007E Implied	2008E Implied	Deal
	Transfer Tax(1)	Transfer Tax PSF(1)	Cap Rate(2)	Cap Rate(2)	Structure
Long Island
Long Island Operating Properties	$873,480,000	$244	6.1%	6.3%
Long Island Land	24,598,000	—	—	—
Outstanding LI notes	42,600,000	—	—	—
Total Long Island	$940,678,000				Mngmt. Purchase

Eastridge
Eastridge Properties	$266,060,000	$185	5.8%	8.1%
Total Eastridge	$266,060,000				Mngmt. Purchase

New Jersey
New Jersey Operating Properties	$581,970,000	$248	6.0%	7.4%
New Jersey Land	78,789,039	—	—	—
Total New Jersey	$660,759,039				Joint Venture

Other Assets
Cappelli Related Notes	$1,200,000	—	—	—
RSVP Joint Venture	65,000,000	—	—	—
Total Other Assets	$66,200,000				Mngmt. Purchase

Australia Related Entities
Management Company	$22,000,000	—	—	—
Operating Properties (25% Interest)	153,175,000	$186	7.2%	7.6%
Total Australia	$175,175,000				Mngmt. Purchase(3)

TOTAL	$2,108,872,039	$229	6.1%	7.0%

(1)       Purchase Value per Management and includes 40 bps of transfer tax payment of operating real estate and land assets

(2)       Implied Cap Rate based upon 2007E Budget NOI, per Management

(3)       SL Green expected to finance management purchase of Australian assets

Management’s Indications of Value – DYNA NOI

	Purchase	Purchase	DYNA	DYNA
	Value Including	Value Including	2007E Implied	2008E Implied	Deal
	Transfer Tax(1)	Transfer Tax PSF(1)	Cap Rate(2)	Cap Rate(2)	Structure
Long Island
Long Island Operating Properties	$873,480,000	$244	6.0%	6.5%
Long Island Land	24,598,000	—	—	—
Outstanding LI notes	42,600,000	—	—	—
Total Long Island	$940,678,000				Mngmt. Purchase

Eastridge
Eastridge Properties	$266,060,000	$185	5.8%	8.5%
Total Eastridge	$266,060,000				Mngmt. Purchase

New Jersey
New Jersey Operating Properties	$581,970,000	$248	6.0%	7.6%
New Jersey Land	78,789,039	—	—	—
Total New Jersey	$660,759,039				Joint Venture

Other Assets
Cappelli Related Notes	$1,200,000	—	—	—
RSVP Joint Venture	65,000,000	—	—	—
Total Other Assets	$66,200,000				Mngmt. Purchase

Australia Related Entities
Management Company	$22,000,000	—	—	—
Operating Properties (25% Interest)	153,175,000	$186	7.1%	7.7%
Total Australia	$175,175,000				Mngmt. Purchase(3)

TOTAL	$2,108,872,039	$229	6.1%	7.2%

(1)       Purchase Value per Management and includes 40 bps of transfer tax payment of operating real estate and land assets

(2)       Implied Cap Rate based upon 2007E Budget NOI, per Management

(3)       SL Green expected to finance management purchase of Australian assets

Comparable Office REIT Transactions

	NewCo	Trizec	CarrAmerica	Arden
Announcement Date	TBD	6/5/06	3/6/06	12/22/05

Markets(1)	Long Island: 45%	New York: 18%	Washington D.C.:23%	Southern California: 100%
	New Jersey: 33%	Los Angeles: 14%	Northern California: 23%
	Eastridge: 14%	Washington D.C.: 13%	Southern California: 15%
	Australia Entity: 8%	Other: 55%	Other: 39%

2007 Implied Cap Rate	6.1%	5.6%	6.2%	6.0%

Price PSF(2)	$229	$251	$235	$255

Consideration	100% Cash	100% Cash	100% Cash	100% Cash

Buyer	Management	Brookfield / Blackstone	Blackstone	GECC

(1)       Market  distributions based off of pro rata share of SF

(2)       Per Green Street Advisors.  RRR price PSF per management bid and represents PSF without allocation of estimated transaction expenses

Appendix C: Negative Premium on Announcement Transactions

Negative Premium on Announcement Transactions(1)

US Targets with Transaction Value Greater Than $1.0 bn

					Closing Price
				Acquisition	One Day Prior
Date			Transaction	Price Per	to
Announced	Target Name	Acquiror Name	Value ($mm)	Share	Announcement	Discount
7/16/2001	Expedia Inc	USA Networks Inc	$1,372.0	$39.54	$48.70	(18.8)%
7/13/2004	National Processing Inc	Bank of America Corp	1,135.9	26.60	29.40	(9.5)
10/4/2002	JDN Realty Corp	Developers Diversified Realty	1,041.8	11.11	12.13	(8.4)
1/29/2001	Dallas-Semiconductor Corp	Maxim Integrated Products Inc.	1,368.1	24.88	26.81	(7.2)
10/3/2005	Dex Media Inc.	RH Donnelley Corp.	9,669.7	27.58	28.90	(4.6)
5/4/2004	Evergreen Resources Inc.	Pioneer Natural Resources Co.	2,043.1	39.00	40.63	(4.0)
12/22/2005	Arden Realty Inc.	GE Capital Real Estate	4,633.9	45.25	46.99	(3.7)
4/1/2002	Trendwest Resorts	Cendant Corp	1,008.2	23.34	24.02	(2.8)
6/27/2003	Roslyn Bancorp Inc.	New York Community Bancorp	1,614.4	20.33	20.85	(2.5)
1/23/2004	Union Planters Corp.	Regions Financial Corp.	5,846.1	30.58	31.36	(2.5)
5/25/2006	AmSouth Bancorp	Regions Financial Corp.	10,020.8	28.33	28.90	(2.0)
11/17/2003	Travelers Ppty Casualty Corp.	St Paul Cos Inc.	16,136.1	15.94	16.03	(0.6)
11/18/2001	Conoco Inc.	Phillips Petroleum Co Inc.	24,785.5	24.24	24.30	(0.3)

				High		(18.8)%
				Low		(0.3)
				Mean		(5.1)

(1)       Source: SDC as of July 27, 2006. Represents deals wherein a target is domiciled in the US, and Transaction Value is greater than $1.0 bn